CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
                                                                          Page 1









                           CHARTER MUNICIPAL MORTGAGE

                            Moderator: Stuart Boesky
                                February 27, 2003
                                  10:00 a.m. CT



Operator: Good day, and welcome to the Charter Municipal Mortgage Acceptance company's fourth quarter and year end earnings release conference call. Today's call is being recorded.

        The company's press release was issued this morning. We would like to remind you that certain statements in this press release may constitute forward-looking statements within the meaning of the Safe Harbor Provisions of Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

        Such forward-looking statements speak only as of this date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions or any forward-looking statements contained herein to reflect change in CharterMac's expectations with regard there to or change in events, conditions or circumstances on which any such statement is based.

        CharterMac will be filing with the SEC. And after its review, mailing to shareholders a proxy statement in connection with the proposed transaction described in the press release under the heading acquisition of related capital company. Investors and security holders are urged to read



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                                                      CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        the proxy statement because it will contain important information. The proxy statement and other documents followed by CharterMac with the SEC may be obtained when they become available free of charge at the SEC's Web site, www.sec.gov. Or from CharterMac by contacting the shareholder services department directly at 1-800-831-4826.

        With respect to the proposed transaction described in the press release under the heading acquisition of Related Capital Company, you should review the risk factors contained in CharterMac's public filings. And in the proxy materials that will be filed and distributed to shareholder's in connection with the approval of the proposed acquisition for discussion of the risks related to the proposed acquisition and ownership of CharterMac's common shares.

        CharterMac and it's trustees and officers and Related Capital Company and its principals and officers may be deemed to be participants in the solicitation of proxies from CharterMac shareholder's in connection with acquisition. These potential participants have interest in the acquisition some of which could differ from those of CharterMac shareholder's generally. Information about the executive trustees and officers of CharterMac and related capital company including such individuals ownership of CharterMac is contained in CharterMac's Form 10-K for the year ended December 31st, 2001. And in the proxy statement for CharterMac's 2002 annual meetings of shareholders, each of which is available at the SEC Web site listed above.

        Investors and security holders may obtain additional information regarding the interest of such potential participants by reading the proxy statement when it becomes available. With us today from the company are Mr. Stuart Boesky, President and Chief Executive Officer and Stuart Rothstein, Chief Financial Officer.

        At this time, I would like to turn conference over to Mr. Stuart Boesky. Please go ahead, sir.

Stuart Boesky: Thank you very much, Amy. I think you're speaking part was larger than mine today.



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                                                      CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        I'd like to thank everyone for joining us today. And thank you for your continued interest in CharterMac. We're pleased, again, to be able to report to you another year of successful operations and meaningful CAD growth.

        The format of the call will be as follows. I'll give you a general overview of CharterMac's '02 activity. Then, I'll comment on the overall performance of our bond portfolio during 2002, general market conditions and our expectations for '03. Then Stuart Rothstein will review our financial performance and give financial guidance for '03. After Stuart finishes, we'll open the call up to questions.

        The year 2002 was clearly an extraordinary year for CharterMac. During the year, we made significant progress towards establishing the company as a dominant multi family finance company in the U.S. During the year, we celebrated our fifth anniversary as a public company by providing over $1.2 billion worth of financing for multi family housing. This compares to just $83 million our first year of operations in 1998. We also continue to diversify our revenue sources by participating in our first transaction to guarantee low income housing tax credit benefits.

        At the same time, we successfully completed the integration of our first business acquisition, PW Funding. And during the year, our loan servicing portfolio grew to $4.7 billion as compared to just $330 million at the start of our operations in 1998. We accomplished virtually all of the material goals that we set out for in our business plan for 2002. As a result, cash available for distribution per share for the year ended December 31st, 2002, grew by 9.6 percent. This compares to our average annual growth rate since inception of 8.8 percent.

        Finally, we ended the year with the announcement of our proposal to acquire Related Capital Company. This acquisition will internalize our management and create one of the nation's largest



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                                                      CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        fully integrate multi family finance company with over $18 billion worth of assets over management.

        Now I'm going to focus a bit on investment activity. Our portfolio bond investment activity reached a record level during 2002. CharterMac originated and acquired bonds totaling over $500 million secured by over 9,500 units of multi family housing. This represents a 70 percent increase over '01 numbers. During the fourth quarter, historically our most active quarter, we acquired 23 tax exempt bonds and three taxable revenue bonds and provided three forward commitments totaling $224 million.

        The bonds that we originated and acquired in 2002 had a weighted average interest rate of 6.78 percent, a weighted average maturity of 36 years, and a weighted average pre payment lock out of 14 years.

        While our weighted average interest rates in 2002 were 62 basis points lower than '01, the spread between our borrowing costs and our origination rates actually increased by 54 basis points. Our average cost of debt for '02 was approximately 2.4 percent before effecting that for hedging as compared to 3.56 percent during '01.

        We continue to see high quality investment opportunities in the affordable multi family market, while market rate multi family development and unit absorption slowed. Notwithstanding conditions in several affordable sub markets, most notably Atlanta and Austin have softened significantly. As a result, we passed on more transactions last year than in any year in our history. At the same time, we entered in to new markets with more favorable demand characteristics such as Mississippi, Nebraska and Ohio. In addition, we developed many new relationships with larger and more experienced developers. Approximately half of our transactions were closed with developers that we've done business with for the first time.



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                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        The steep yield curve has become a problem for developers of affordable housing since equity investors enter transactions during construction but will not tolerate interest rate risk. Therefore, developers, are forced to use long term fixed rate financing to build their properties. This is in contrast to market rate developers who typically use LIBOR based floating rate debt during construction and lease up and then fix their rates at stabilization.

        Historically, bond financing in particular has allowed developers to benefit from positive arbitrage between tax flow and tax exempt rates during construction. Today one of the most serious issues for developers is negative arbitrage between short term rates earned on invested bond proceeds during construction and long term fixed rates they pay on their bonds.

        Keeping with our tradition and our tag line of providing developers with effective capital solutions, we brought to market a product last year, that helped us reduced negative arbitrage. This product has made a much more competitor lender.

        In addition, we've developed a product with our subsidiary PW Funding that combines in a single execution low cost financing offered by Fannie Mae with higher cost financing available to our portfolio investing activity. The end result is more loan proceeds to developers than an agency execution, but lower rates that are available through typical direct purchase programs.

        This structure enables us to become more competitive in important markets like California where we've recently lost market share. These two innovations are examples of how we're using our growing platforms to be more competitive. And at the same time, increasing our return on equity. We'll continue to expand to use these products together with other new products to gain market share and expand our margins.

        I'd like to shift our focus now to PW Funding. PW Funding is our subsidiary that originates in services loans on behalf of third parties, such as Fannie Mae, Freddie Mac and FHA. We're



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                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        pleased to report that PW Funding originated $698 million worth of loans in 2002. Although this is an 11 percent decrease from investment activity during '01, industry wide, agency lends decreased their lending volume by 21 percent. In addition when you - when we acquire PW Funding at the end of 2001 we assumed volumes of only $563 million. Therefore, we actually exceeded our original acquisition assumptions by 24 percent.

        It's also very important to note that 81 percent of PW's '02 business consisted of new loans rather than portfolio refinancing. Therefore, we were able to add $564 million of new servicing to the portfolio. And we ended the year with $3.2 billion of total servicing. In fact, PW added more new loans to its servicing portfolio in '02 than it has in any year of its history. The servicing increase represents approximately $9 million worth of unrealized capital appreciation for Charter.

        The synergies that have been realized between CharterMac, Related Capital and PWF are quite noteworthy. PWF originated $155 million worth of loans secured by affordable multi family last year. A 240 percent increase over their affordable loan production during '01.

        With respect to Fannie Mae affordable originations, alone, PW jumped from number 13 in the nation to number five in the nation.

        With respect to the tax credit guarantee transaction, in July 2002 CharterMac participated in a transaction to guarantee tax benefits on a low income housing tax credit investment. This transaction, which was immediately accretive to CAD, was another example of our push to diversify CharterMac's revenue sources and expand it's operating margins. We're extremely pleased with the risk/reward profile of this transaction. We'll receive a very attractive guarantee fee for taking risk that's implicit in our portfolio lending business.

        The risk underwriting and risk management associated with this business falls squarely within our core competency. At the same time, we estimate the returns will be 50 percent higher than our



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                                                      CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
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        core performance. Property performance is the principal of risk associated with this new line of business. And it's important to note that since 1987, low income housing tax credit transactions have had less than two-tenths of one percent incident of foreclosure.

        In summary, we hope to continue this business in higher volumes throughout '03.

        And now I'd like to give you a short overview of the performance of our bond portfolio during '02. We're pleased to report that the stabilized properties underlying our bonds, those properties not in lease up or under construction posted positive same store NOI growth of 1.74 percent. This compares favorably to the multi family housing market as a whole, which posted negative NOI growth of 4.1 percent last year.

        As of December 31st, 2002, CharterMac had direct and indirect ownership interest in 210 bonds with a carrying value of approximately $1.6 billion secured by 32,500 multi family units in 25 states and the District of Columbia.

        Our tax exempt revenue bonds have a weighted average interest rate of 17
        - excuse me of 7.1 percent, a weighted average maturity of 33 years, and a weighted average pre payment locked out of 12 years.

        Forty percent CharterMac's bond portfolio was comprised of stabilized bonds as of December 31st, 02. Weighted average debt service coverage of the stabilized portfolio at year end was 1.29 percent. Same store debt service coverage at year end of existing stabilized bonds was 1.3 percent as compared to 1.22 percent at the same time last year. Average occupancy for the entire stabilized portfolio at year end stood at 92.5 percent as compared to 94.2 percent at the end of the previous year.



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                                                      CHARTER MUNICIPAL MORTGAGE
                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        While our occupancies have declined, same story NOI and debt service coverage has increased. I'm extremely happy, also, to be able to report that interest payments are current on all of our bonds, and there are no material construction issues at properties that are under construction.

        With respect to the acquisition of Related Capital Company as I mentioned earlier, we're pleased to announce in December that CharterMac entered in to an agreement to acquire 100 percent of the ownership interest of Related Capital Company and substantially all of the businesses operated by Related Capital Company.

        In addition to acquiring the company, the transaction will result in the internationalization of management at CharterMac. The transaction is subject to shareholder vote. And we plan to make our initial proxy filing with the SEC no later than next week. Looking forward to '03. We believe we're in a very good position to maintain or exceed historic levels of growth. Our '03 business plan assumes the national economy with flat or slow growth. We're assuming that the yield curve will remain steep. We're also confident that the affordable multi family industry will continue to out perform multi family housing and the economy in general.

        Absent a severe downturn in the economy or a spike in interest rates, the economic environment for CharterMac this year should be favorable. While multi family housing starts fell 7.6 percent in January, it followed a big jump in December and a 4.6 percent increase for the year end 2002.

        We estimate that affordable multi family housing starts were up 15 percent for the year ended December 31st, '02. And that at least 50 percent of all multi family housing starts last year had some component of affordable housing. Therefore, all of the growth in housing starts changing from the affordable sector in our estimation. We expect affordable multi family housing starts will increase just slightly during '03. We plan to acquire between $400 and $500 million of new tax exempt bonds during '03. And PW Funding is expecting to originate $700 to $800 million of new loans on behalf of Fannie, Freddie and FHA.



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                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
                                                                          Page 9

        In total our portfolio and agency lending business should range somewhere between $1.1 and $1.3 billion. We also expect to close between one to two additional guaranteed tax credit transactions. At the same time, we will continue to work on new products. And we'll diversify our revenue sources, and increase our return on equity and lower our cost of funding.

        Before I turn the call over to our CFO, I'd like to announce that during the fourth quarter, Mike Forney, the President of PW Funding retired and will be relocating to his home in Steamboat Springs, Colorado. On behalf of PW Funding I'd like thank Mike for his many years of superior service. On behalf of CharterMac, I'd like to thank Mike for helping us through our 12 month transition period. Mike is a consummate professional and will remain a leader within the mortgage banking industry in its various advisory roles.

        I'd also like to congratulate Bill Hyman and Kelly Schnur long time leaders at PW. Jointly, they'll be assuming Mike's role in a newly formed Office of the President. At this point, I'll turn the call over to Stuart Rothstein. Stuart.

Stuart Rothstein: Thanks, Stuart. For those of you that have the supplemental package, I will just highlight a few things on the financial highlight page of the package, and then move forward to a discussion of 2003 guidance. As Stuart mentioned earlier for the year, our year-over-year CAD per share growth was 9.6 percent. And equally significantly, we increased dividends year-over-year on an annual basis, 10-and-a-half percent. While at the same time keeping our pay out ratio at just under 85 percent for the full year, which is consistent with the guidance we've given on previous calls in terms of keeping pay out ratio around 85 percent.

        Also in looking at the capitalization of the company at the end of the year, you'll notice that on a debt to total assets basis we were about 40 percent levered at the end of the year. We



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                                                        Moderator: Stuart Boesky
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        mentioned on our last call that over time, we'd like to get that closer to 45 percent and run the company in that leverage range. And we are making progress towards making that happen.

        Turning to a discussion of 2003 guidance, reiterating what Stuart said in terms of our base business volumes for '03, we would expect CharterMac to originate in the neighborhood of four to $500 million worth of revenue bonds for '03. And we would expect $700 - $800 million worth of origination for PW Funding.

        We would also expect to in one or two transactions replicate the credit enhancement on the guaranteed business that we were able to do in 2002. The other major event impacting our 2003 numbers will be what we hope to be the successful acquisition of RCC's businesses, which for purpose of our model for '03, we're assuming the transaction will close sometime in Q3 of this year. Obviously, that timing is subject to change. And we will update as necessary if the timing appears to be changing.

        Looking at numbers for a combined CharterMac and RCC. On a full year basis, we would expect the combined company to earn on a CAD per share basis about 10 percent in excess of what CharterMac earned in '02. That would be about $1.65 is what we would expect the combined companies to earn on a sustainable run rate basis.

        However, given the way RCC's business works and the seasonality inherent in RCC's business, there's potential that the combined company will immediately exceed the $1.65 for this year. Given the fact that as RCC's business works, they - a lot of their expenses are incurred in the first part of the year. And a lot of the revenue and profit tied to those expenses are realized in the latter part of the year. And given the way the deal is structured and the timing of the deal as it looks right now, CharterMac would receive, at least for this year, the benefit of that seasonality in RCC's business.



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                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
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        As it pertains to the base business for CharterMac, we would expect the first half of the year to be similar to last year in terms of CAD per share levels with moderate increases. And then we would expect to realize most of the growth in our CAD per share during the latter part of the year.

        On a going forward basis, I think we will experience greater fluctuation in our quarterly numbers as more of our revenue in CAD will be generated from the fee businesses we will be acquiring from RCC. As well as our shift towards more of our CAD coming from the fees associated with credit guarantee transactions. From a CAD perspective, it is somewhat lumpy. And it also difficult to predict when exactly that income will be realized.

        With that, I will turn it over to the operator for questions.

Operator: Thank you. The question-and-answer will be conducted electronically.
        If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone phone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal us and take as many questions as time permits. Once again, press star one on your touch-tone to ask a question.

        We'll pause for just a moment to give everyone an opportunity to signal for questions.

        Our first question comes from Jay Leupp with RBC Capital.

Jay Leupp: Good morning, everyone. I'm here with David Copp. Just a couple of questions Stuart following up on your new markets comments. Could you talk a little bit about any increased competition that you're seeing either in the tax exempt side or on the taxable side as you growth business nationwide?



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                                                        Moderator: Stuart Boesky
                                                          02-27-03/10:00 a.m. CT
                                                           Confirmation # 613323
                                                                         Page 12

Stuart Boesky: Yes, actually, there's a fairly significant shift in the nature of our competition. Historically, the affordable industry has been populated with smaller players who focus their activity exclusively on affordable housing. And what we've seen happen is there's a - there's finally begun to be this rotation in that kind of scenario so that we're seeing much larger financial institutions that are playing in this market, primarily through acquisitions of smaller entities.

        For instance, GMAC has become a major player in the affordable sector of the market, just over the last 18 months by virtue of two strategic acquisitions, and several new hirings. I would say that, you know, if I had to point to one company that was probably the most aggressive in our industry as far as lending an underwriting practices, and also pricing, it would be GMAC.

        To take that theme a little bit further, Wachovia bank, CS First Boston and (Key Bank) became participants in the ownership of Fannie Mae and Freddie Mac licensed lenders. So the banks are more involved in our business. Larger financial institutions are dedicating more resources to our business. And we expect that to continue throughout 2003. We think there's going to be more consolidation. There are rumors of at least two or three other similar transactions to the ones I've described. So if I had to summarize it's becoming a business populated by larger institutions.

        As far as the effect on us, I think that on the one side, it's clear that the new players or the new entries in to our market, have the kinds of financial resources that we've been able to bring to bear in the marketplace, so they're tougher competitors. However, over a longer period of time, what we found is that larger organizations have a much more difficult time cross selling products because of, you know, the amount of management and the different subsidiaries involved in the process.

        What we've also found is that having an organization with the kind of resources we have that are specifically focused on this business so that we're not a subsidiary of a company that does many



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        more things, allows us to be much more focused. And allows us to react faster to changes in the marketplace.

        And also, as I'm sure you know, for large institutions businesses become short term in nature. And what is a fad right now may become something they're not interested in, in two or three years. And luckily, most of our developers understand that. Most of our clientele understands that. And therefore, we don't expect to see a large amount of our good customers, jumping ship because they don't want to be without a relationship when some of the big institutions get out of the business.

        Long-story short, it's obviously something we're focused on. We have competition now that has resources that we have but I'm not sure they'll continue to have the focus we have.

Jay Leupp: OK. And then on the comments that you made about your change in cost of funds over the last year, could you also expand a little bit on the change in hedging cost that you've seen in the last year? And just one follow up on your property level coverage comments, did you say that your property level coverages had increased from 1.22 times to 1.3 over the past year?

Stuart Rothstein: Same store, yes.

        OK. In terms of hedging, we actually didn't do any hedging of BMA during the year. We still have in place two hedges totaling $150 million in place. And we did put in one interest rate cap during the first quarter related to the funding for the acquisition of PW Funding.

        In terms - broadly speaking, in terms of hedging costs obviously, as rates have continued to go down and stay at these levels, short term swaps and caps have become somewhat cheaper, but there's still a significant premium paid for getting any type of term associated with interest rate protection.



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        OK. Last question, just the comments, Stuart that you made earlier about this new product that you've introduced that eliminate the near term negative arbitrage for your clients, do you view this product as something that's potentially proprietary and something that you can actually see some revenue growth from over time?

Stuart Boesky: We certainly will see some increase in our return on equity by using this for various reasons. I don't want to go in to too much detail because I think it is somewhat proprietary. So yes, I think we get a better turn on equity, so our margins will be increased.

        This year, we are budgeting to do 150 to maybe a maximum of $200 million worth of this business. So that it could represent a substantial portion of our total portfolio investing. So yes, we should see some benefit of that. But I think probably the more important long-term benefit is that by having a more competitive product than our competition, we'll be able to get better deals long-term. And we'll be able to deal with better developers. So I'm more excited about that in the short term pick up in return on equity.

Jay Leupp: Thank you.

Stuart Boesky: Yes.

Operator:  Moving to Don Fandetti with Wachovia Securities.

Don Fandetti: Two quick questions, can you provide us an update on your 80-20 assets, specially the debt service coverage? And can you comment if that helped - if those assets, that performance this quarter helped your same store numbers?



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Stuart Boesky: Yes, I think that - although I don't have it broken out right here, a fairly large portion of our product is 80-20 product. So I think it's safe to say that, you know, when our same store NOI has increased, and our debt service coverage is increased, that it's fair to say that our 80-20s probably track that somewhat.

        I would probably say that they were less positive in total than our 100 percent affordable stabilized properties. But nonetheless, they're holding up very well. If you'd like, if you want to call up and talk to Stuart or Hilary Forman we can get your more specific breakdowns after the call.

Don Fandetti: OK. And lastly, in terms of the underlying multi family assets, it looks like there was an occupancy decline in the quarter. Can you just give us an idea of where those folks are going?

Stuart Boesky: John, do you have some insights on that?  John Sorel?

John Sorel: Well I actually have the data on - the raw data right in front of me and I've been looking at it. I think there are a couple of things. We track physical occupancy and it's an average. And there are clearly some weaker sisters in the sub set that have dragged that average down maybe out of proportion to their importance.

        And the other dynamic that is in play is that a number of the sizeable properties in the pool had very significant improvement in NOI. And I'll give you an example Ocean Air which is a very sizeable 100 percent affordable deal in Virginia. That transaction went from 1,122,000, in NOI in '01 to 1,468,000 in NOI in '02 while growing its occupancy only from 96 percent to 97 percent. And that's a project, that for instance, we know has a large clientele, a large tenant base holding section eight certificates which tends to improve net rent. This is about the third year it's been stabilized now. They're definitely improving their expense side of their transaction.



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        I think there's a number of examples of that where NOI has improved dramatically out of proportion to actual improvement of physical occupancy.

Stuart Boesky: As far as - and maybe getting to your point, where do the people who move out of these units go to, I think that unlike the market rate housing where people are leaving to take advantage of being a first time home owner because interest rates are so low, that doesn't tend to be the case in our properties. In our properties is the more likely scenario is that tenants, you know, they start to double up or, you know, to the extent that occupancy is an economic occupancy number, you know, where it may have gone down to percent, they may still be there. It's just getting more and more difficult to collect the rent from them.

        So, you know, what I would say is that certainly they're not following some of the trend of the market rate apartment community, which is they're not buying homes in general.

Don Fandetti: OK. So the number you report in your supplemental is that an economic or physical occupancy.

Stuart Rothstein: This is a physical occupancy.

Stuart Boesky: The - what's reported I guess in our supplemental is physical.

Stuart Rothstein: OK. Thanks.

Operator: Moving on to Rod Petrik with Legg Mason.

Rod Petrik: Good morning, Stuart. Hi, Stuart.

Stuart Boesky: How are you doing?



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Rod Petrik: The 400 and $500 million of acquisitions that you're projecting for this year, any breakdown on how much of that is refinancing and how much are new issue bonds?

Stuart Boesky: On the four to 500 which is portfolio investing ...

Rod Petrik: Right.

Stuart Boesky: The lion share of that business, call it 90 percent will be new construction.

Rod Petrik: Last call I think you estimated that there's about 120,000 new units being completed on an annual basis in the affordable housing program.

Stuart Boesky: Give or take, yes.

Rod Petrik: How much - what's the breakdown of funding as far as tax exempt and conventional mortgages now?

Stuart Boesky: It's about 30 percent tax exempt give or take. You know, I could be off by five percent on the up side or the down side?

Rod Petrik: So how big is that when - what's the average loan size there?

Stuart Boesky: Our average loan size on the tax exempt side is about call it $9 million. The average loan size on the taxable for 100 percent affordable is probably three to four million, it's about half.

Rod Petrik: Yes, but how big is that tax exempt bond market on an annual basis? I mean how many new bonds are being - I mean what's your market share looking like. You know, if you're going to do...



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Stuart Boesky: That's right, at 500 million, we're probably about 10 percent.
        So we're talking about, you know, $5 billion total in debt, give or take.

Rod Petrik: OK. On the seven to $800 million that you look for PWF to originate ...

Stuart Boesky: Right.

Rod Petrik: What's the revenue that you just generated from that in estimate?

Stuart Boesky: Well they're generating revenues of on average about 90 basis points to 100 basis points on the up front transaction. That's in the form of origination fees and/or trading profits. They hold the loan for a couple of days before they sell it. And they have the option to either sell it directly to Fannie or Freddie. Or they can sell it to a Wall Street firm. And generally they pick up some profit.

        So let's call it 100 basis points or one point up front.

Rod Petrik: And what kind of margins are they running at?

Stuart Boesky: The reality is that the margins on that business are very, very small. So, for instance, Stuart what are we expecting? Give a range of CAD off of PW's seven to $800 million.


Stuart Boesky: I would say that the margins might be 20 basis points maximum.
        But in addition, and the more important part of that business that I tried to emphasize when I talked about PW is the servicing portfolio. And what's really exciting about the new combination of PW CharterMac is



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        that our business is very heavily weighted towards generating new loans.
        And that's much different than the typical agency lender.

        They're consistently refinancing, you know, their old loans. So they're basically sort of churning their own portfolio. The fact that 81 percent of PW's business last year was adding new servicing is very significant. Servicing is very valuable at this point. And, you know, just to reiterate, they added about 500 or so million of new loans last year, and it represented roughly $9 million worth of capitalized value for that company.

        Fannie pays anywhere from 30 to 40 basis points of servicing. Freddie probably averages about 12 to 17 basis points. You lock that in for 10 years. And more importantly both Fannie and Freddie make it very attractive to refinance with them. So once you get a Fannie or Freddie loan in your portfolio, it's very unlikely that you're ever going to lose it. And that's why it's such valuable servicing to buyers.

        So anyway, to make a long story short, the PW business for us is a building capital value business. And it's adding to - in a synergistic way to our ability to sell all of our products that generate more up front revenues. But nonetheless, you know, it pays for itself to add the servicing and then some. So, you know, we'll get - you know, last year, I think we had four to five million of CAD generated by PW. And, you know, I wouldn't think it should be less than that, and it probably will be slightly more than that.

Stuart Rothstein: It was actually in the mid threes in CAD

Stuart Boesky: Significant upside.

Stuart Rothstein: You know approaching four if not north, we expect for '03.


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Rod Petrik: All right, thanks.

Stuart Boesky: You're welcome.

Operator: As a reminder, if you would like to ask a question, please press star one.

        We'll now hear from Tony Howard with Hilliard Lyons.

Tony Howard: Good morning, congratulations on a good quarter, good year.

Stuart Boesky:  Thank you, Tony.

Tony Howard: A clarification on your last comments, actually Stuart as far as on the PW Funding, the 700 - 800 million for 2003 and originations. And last year was 81 percent, I think, was in to the servicing. How much did you expect in 2003 to stay in servicing?

Stuart Boesky: Well we expect virtually all of the growth to the extent that we can accomplish this in a pretty down market for the agency lenders to be in new loans. So I would expect that at least 80 percent of what we can originate this year at PW will be new loans, once again.

        Again, we're driving, when I say we, CharterMac is driving a lot of new business to PW that they wouldn't otherwise see. Yes, again, I think 80 percent is a reasonable number to use for new loans.

Tony Howard: OK. With your acquisitions goals for 2003, can you talk a little bit, expand a little bit more on as far as what you had to see as far as capital markets as far as either raising capital or bringing down debt in 2003?



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Stuart Boesky: Stuart, why don't you address that?

Stuart Rothstein: I think certainly, if you look at our business plan Tony during the early part of the year, as I mentioned, we still have leverage capacity on the balance sheet to fund new acquisitions or new originations by increasing leverage either through our existing programs or we may add some additional debt specific programs during the year.

        As we get to the latter part of the year, we may need to bring some equity capital in to the mix. But at this point, it's unclear whether that would be common equity capital or either of the two types of preferred equity that we've used in the past, both the CRA preferred which in most respects is a common equivalent or just straight preferred which we've used in the past as well.

Tony Howard: OK. Final question is go back to the competitions comments. As far as, especially with banks, and since we're owned by banks I guess I can fairly comment on this, is typically are less efficient when it comes to spreads, Stuart. So can you kind of comment on what you're seeing as far as in the competition area? As far as is the spread narrowing?

Stuart Boesky: The spreads narrowing because of the competition? Is that what you're referring to?

Tony Howard: Right.

Stuart Boesky: Well I think that that actually is sort of a fair assessment because at least a number of the new entrants are really going out of their way to buy market share. And, you know, to a certain extent we resist that. But also to a certain extent we have to at least through creative means try to meet that competition.

        So what we're trying to do is instead of lowering our spreads, we're trying to come up with products that for various reasons have a higher return on equity. You know evidencing, you



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        know, our program that reduced negative arbitrage. Evidencing our match of Fannie Mae money which is not our capital with our capital which is more expensive.

        So what we're basically doing in that type of transaction is we're levering off of Fannie Mae's money. Therefore, we can get that much higher in return on our money. So there are - you know there are ways for us to maintain our profitability, but yes, we are seeing people by market share.

Tony Howard: OK. Thank you. And again congratulations.

Stuart Boesky: Thank you.

Operator: Moving on to David Copp with RBC Capital.

David Copp: Hi, guys. Here with Jay just to follow up. With regard to the comments you made on the RCC acquisition and the impact you expect that to have in the volatility of your earnings. Now can you just give us a little idea of the degree we're talking about here? You know, as we look into say the first half of '04, and we're layering in RCC's expenses in the first half, I mean are looking for say negative growth in the first half and then a spike in the latter half? Or is going to be something a little more modest?

Stuart Rothstein: I think - actually once we owed the - you know, once we own
        RCC, David and if you think about it from a GAAP perspective, a lot of the expenses that are incurred will end up being capitalized and just offset once the revenues are received. '03 is a bit of an odd year in that the way the deal is structured and the way RCC's business works is a lot of the costs that are incurred in the early part of '03 are actually born by the sellers. And a lot of the benefit of the revenue to be received at the latter part of the year is a benefit to CharterMac.



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        So it won't be as volatile in '04. What you will see in '03 though potentially depending on when the transaction closed is, you know, sort of the $1.65 run rate which I talked about. We may achieve a CAD number that is meaningfully higher than that in '03 just due to timing and the way to deal with structure.

David Copp: OK. Great. Thanks, guys.

Operator: As a final reminder, if you would like to ask a question, please press star one.

        At this time we'll take a question from Dietrik Olijslager with Selective Insurance.

Dietrik Olijslager: Yes, hi. I was wondering if you could share some thoughts as far as the effect of the possible dividend tax elimination on low income housing tax credits. I'm just wondering what the possible impacts might be on your business model?

Stuart Boesky: Yes, as you can imagine we're following that quite closely. And it's really much too early to give you any information that would be definitive. I can tell you what our general thoughts are about the bill. We think that the bill first of all will in some form pass. Meaning that there will be some relief on the dividend taxation.

        We believe that we're likely to see a much watered down version of the President's proposal. And that could take many forms. That could be anything from a 50 percent dividend exclusion to a change in the tax rate associated with dividends from its current ordinary income level to something closer to a capital gains level.

        So what we think is that anything that passes will be much less harmful to the tax credit business and the bond business than what's on the table now. There have been a number of attempts by



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        various organizations and professionals to quantify the effect of the current bill. But the sort of variation is so wide I don't think it's useful to even talk about at this point.

        So I guess to make a long story short, you know, we're minding this very slowly. We bet it gets passed in a water downed format. And we think it will have some impact on the value of low income housing tax credits which will have the effect of probably causing the market to be slightly smaller than it is today. But we don't think it's going to be anything that's going to materially impact the marketplace or our business.

        On - with respect to the effect on tax exempt bonds, again, we think there will be some impact, but we think it's going to be rather small in relationship to what, you know, some people think. And, you know, there was some literature written by the muni department at Merrill Lynch that says that it's almost going to be undetectable in the marketplace. And they were using as their baseline case a bill passing as is. So if you take a much water downed version and you apply their logic, at least, there's no impact on the dividend side.

        So, you know, if you take the two issues and put them side-by-side and you say which one is ChaterMac more concerned about it's probably the effect on tax credits. But again, I think by the time this bill passes, it will be slight impact, it won't be a material impact.

Dietrik Olijslager: All right, thanks.

Stuart Boesky: You're welcome.

Operator: At this time, I show we do not have any further questions. Mr. Boesky, I'd like to turn the conference back over to you over any closing or additional remarks.



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Stuart Boesky: Well again, I'd just like to thank everyone for continuing to follow us an have interest in our company. And like to thank everyone at PW and CharterMac and related for making '02 a fantastic year, and for putting together a really dynamic business plan for '03. So we look forward to next quarter. Thank you.

Operator: Thank you. That does conclude today's conference. Thank you for your participation and have a wonderful day.

                                       END